Exhibit 10.9
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
FOR
EDWARD F. CRAWFORD
     This Supplemental Executive Retirement Plan (the “Plan”) is being established pursuant to action of the Compensation Committee of the Board of Directors of Park-Ohio Industries, Inc. (the “Corporation”) for the benefit of Edward F. Crawford (the “Key Employee”), effective as of March 10, 2008. The Key Employee is executing a copy of the Plan to acknowledge his agreement with the terms hereof.
     WHEREAS, the Corporation is establishing the Plan in consideration of past valued service of the Key Employee to the Corporation and for purposes of providing incentive to the Key Employee to continue to serve the Corporation as Chief Executive Officer.
     NOW, THEREFORE, the Corporation hereby establishes the Plan, effective as of March 10, 2008.
ARTICLE 1 — DEFINITIONS
     Except as otherwise required by the context, the terms used in this Plan shall have the meaning hereinafter set forth.
     Administrator. The term “Administrator” means the Compensation Committee of the Board.
     Affiliate. The term “Affiliate” means the Corporation and any member of (a) a controlled group of corporations (as determined under Section 414(b) of the Code) of which the Corporation is a member, or (b) a group of trades or businesses (whether or not incorporated) which are under common control with the Corporation, within the meaning of Section 414(c) of the Code.
     Board. The term “Board” means the Board of Directors of Park-Ohio Industries, Inc.; provided, however, that if any action is required by the Board, any such action may be taken by the Compensation Committee of the Board; and, further provided, that if the Key Employee is a member of the Board or Compensation Committee, the Key Employee shall recuse himself from participation in and voting on any such action.
     Change in Control. The term “Change in Control” is defined in Exhibit A.
     Code. The term “Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference to a section of the Code shall include such section and any comparable section or sections of any future legislation that amends, supplements, or supersedes such section.
     Commencement Date. The term “Commencement Date” means the first date that a Vested Accrued Pension is payable to the Key Employee or Qualified Spouse, as applicable, without regard to Section 2.6.

     Credited Service. The term “Credited Service” means the full and fractional years during which the Key Employee was employed by the Corporation or an Affiliate, beginning on Key Employee’s original date of employment and ending on the date of his Termination of Employment. For this purpose, Credited Service shall be determined using the elapsed time method of crediting service that is described in Treasury Regulations Section 1.410(a)-7 for purposes of determining vesting service; and fractional years of Credited Service shall be determined based upon the number of days of employment that are in excess of whole years of Credited Service, divided by 365.
     Pension. The term “Pension” means the annual Vested Accrued Pension that is payable to the Key Employee or Qualified Spouse as of the applicable Commencement Date.
     Qualified Spouse. The term “Qualified Spouse” means Mary Crawford if the Key Employee is legally married as of the date of his death to Mary Crawford.
     Supplemental Pension. The term “Supplemental Pension” is defined in Section 2.1.
     Surviving Spouse Pension. The term “Surviving Spouse Pension” means the annual Pension that is payable to a Qualified Spouse pursuant to Section 2.4 following the death of the Key Employee.
     Termination of Employment. The term “Termination of Employment” means the Key Employee’s “separation from service” with respect to the Corporation and its Affiliates (except, for this purpose “Affiliates” shall be determined on the basis of the modifications described in Treasury Regulation Section 1.409A-1(h)(3) (or any successor regulation)) as defined in Section 409A of the Code and the regulations or other guidance issued thereunder or the Key Employee’s death. Notwithstanding the foregoing, the Key Employee’s separation from service shall be deemed to have occurred on the date on which the level of bona fide services reasonably anticipated to be provided by the Key Employee is less than 50% of the level of bona fide services provided, on average, by the Key Employee in the immediately preceding 36 months.
     The Key Employee shall not be deemed to have incurred a Termination of Employment if the Key Employee is on a leave of absence on account of sickness, disability, military leave or other reasons agreed to by the Corporation; provided, however, that if any such leave of absence exceeds six months, the Key Employee shall only be considered to have continued on a leave of absence beyond that six month period if the Key Employee has a right to reemployment that is provided under an employment agreement with the Corporation, a Corporation leave policy that generally applies to other similarly situated employees, or applicable law.
     Vested Accrued Pension. The term “Vested Accrued Pension” is defined in Section 2.2.
ARTICLE 2 — PENSION BENEFITS
     2.1 Supplemental Pension.
     The Supplemental Pension of the Key Employee under this Plan shall be an annual pension benefit that is equal to $375,000.00.

     2.2 Vested Accrued Pension.
     (a) The Vested Accrued Pension of the Key Employee shall be an annual amount equal to 100% of the Supplemental Pension if there is a Change in Control prior to the Key Employee’s Termination of Employment.
     (b) If the Key Employee experiences a Termination of Employment and is not entitled to 100% of the Supplemental Pension in accordance with paragraph (a) above, the Vested Accrued Pension of the Key Employee shall be an annual amount equal to a percentage of the Supplemental Pension that is equal to the ratio of (A) to (B), determined as follows:

A	=	The sum of (i) the Key Employee’s Credited Service prior to January 1, 2008 (up to a maximum of 13 such years), and (ii) the Key Employee’s Credited Service on and after January 1, 2008 (up to a maximum of 7 years).

B	=	20 years of Credited Service.
     2.3 Commencement of the Vested Accrued Pension. The Vested Accrued Pension shall be paid to the Key Employee in the form provided for under Section 2.5, and the Commencement Date of the Vested Accrued Pension shall be the first day of the month following the Key Employee’s Termination of Employment (other than on account of death).
     2.4 Surviving Spouse Pension.
     If the Key Employee dies prior to the Commencement Date of his Vested Accrued Pension in accordance with Section 2.3 and is survived by a Qualified Spouse, a Surviving Spouse Pension shall be payable to the Qualified Spouse. The Surviving Spouse Pension shall be an annual benefit equal to 50% of the Key Employee’s annual Vested Accrued Pension. The Commencement Date for payment of a Surviving Spouse Pension shall be the first day of the month following the date of the Key Employee’s death. The Surviving Spouse Pension shall be an annuity that is payable in equal semiannual payments for the life of the Qualified Spouse (with each semiannual payment being equal to one-half of the annual Surviving Spouse Pension). Semiannual payments shall be made on the Commencement Date and each 6 month and yearly anniversary thereof. No further payments will be made after the death of the Qualified Spouse.
     2.5 Forms of Pension Payments.
     (a) Except as is provided in paragraph (b) below:
     (i) If the Key Employee does not have a Qualified Spouse as of the Commencement Date, payment of the Vested Accrued Pension shall be paid in the form of a semiannual annuity (each such semiannual payment to be one-half of the annual Vested Accrued Benefit and to be made on the Commencement Date and each 6 month and yearly anniversary thereof) for the life of the Key Employee (a “Life Annuity”).
     (ii) If the Key Employee has a Qualified Spouse as of the Commencement Date, payment shall be made in the form of a 100% Joint and Survivor Annuity, which provides for actuarially reduced semiannual benefit payments (such payments to be made in equal amounts on the Commencement Date and each 6 month and yearly anniversary thereof) to the Key Employee during his lifetime and thereafter semiannual benefit payments to the Qualified Spouse for her life in an amount equal to 100% of the reduced semiannual benefit payment made to the Key Employee. The reduced benefit payable to the Key Employee plus the benefit payable to the Qualified Spouse will be the actuarial equivalent of the Life Annuity. No further payments will be made after the death of the later to die of the Qualified Spouse or the Key Employee.
     (b) In lieu of the payment forms described in paragraph (a) above, the Key Employee shall be permitted to elect any one of the forms of annuity payment described in paragraph (c) below (the “Optional Forms”). All Pension payments shall be made in equal amounts semiannually as of the Commencement Date and each 6 month and yearly anniversary thereof. Each Optional Form shall be the actuarial equivalent of the Vested Accrued Pension payable to the Key Employee as a Life Annuity. In order to elect an Optional Form, the Key Employee must file a written election, in a form reasonably acceptable to the Administrator, with the Administrator prior to the Commencement Date. If the Key Employee elects an Optional Form that provides for a benefit to a joint annuitant or beneficiary, such joint annuitant or beneficiary shall be designated at the time the Key Employee elects such Optional Form. The beneficiary, but not the joint annuitant, designated by the Key Employee pursuant to the preceding sentence may be changed by the Key Employee at any time prior to the Key Employee’s death by filing a written notice with the Administrator in a form reasonably acceptable to the Administrator. The form of payment for the Pension under this Plan shall become irrevocable as of the applicable Commencement Date.
     (c) The Optional Forms available under this Plan are as follows:
     (i) Life Annuity. The Life Annuity provides a semiannual annuity payment starting on the Commencement Date and on each 6 month and yearly anniversary thereof for the life of the Key Employee. No further payments will be made after the death of the Key Employee.
     (ii) Joint and Survivor Annuity. The Joint and Survivor Annuity provides for actuarially reduced semiannual benefit payments to the Key Employee during his lifetime and thereafter semiannual benefit payments to the Key Employee’s duly named joint annuitant for 10 years if the joint annuitant is not the Qualified Spouse or for the life of the joint annuitant if the joint annuitant is the Qualified Spouse in an amount equal to 50% to 100%, as elected by the Key Employee at the time the Joint and Survivor Option is elected, of the reduced semiannual benefit payment made to the Key Employee. The reduced benefit payable to the Key Employee plus the benefit payable to the joint annuitant will be the actuarial equivalent of the Life Annuity. The joint annuitant may be the Qualified Spouse or any other natural person. If the joint annuitant dies after benefit payments to the Key Employee have started, the benefit will only be payable for the Key Employee’s lifetime. No further payments will be made after the death of the joint annuitant, or, if later, after the death of the Key Employee.
     (iii) Term Certain Annuity. The Term Certain Annuity provides for actuarially reduced semiannual Pension payments to the Key Employee during his lifetime and if he dies after the Commencement Date but before receiving the designated number of Term Certain payments, the semiannual Pension payments shall be continued to a beneficiary named by the Key Employee. The Key Employee may elect a Term Certain Annuity with the Term Certain payment period being any period from five to ten years, as elected by the Key Employee. The amount of the Pension payments will be based upon the age of the Key Employee as of the Commencement Date, and the number of years that have been selected for the Term Certain. The Term Certain Annuity will be the actuarial equivalent of the Life Annuity.
     (iv) Combination Joint and Survivor and Term Certain Annuity. The Combination Joint and Survivor and Term Certain Annuity provides an actuarially reduced semiannual benefit payments to the Key Employee during his lifetime and thereafter semiannual benefit payments to the Key Employee’s duly named joint annuitant for 10 years if the joint annuitant is not the Qualified Spouse or for the life of the joint annuitant if the joint annuitant is the Qualified Spouse in an amount equal to 50% to 100%, as elected by the Key Employee at the time the Joint and Survivor Option is elected, of the reduced semiannual benefit payment made to the Key Employee. The Term Certain feature of this Optional Form guarantees a specified number of years from 5 to 10 years, as elected by the Key Employee, that the Key Employee’s Pension will be paid. If the Key Employee dies before the end of the Term Certain and is survived by the joint annuitant, the amount of the Key Employee’s Pension is payable to the joint annuitant for the remainder of the Term Certain period. If the joint annuitant survives to the end of the Term Certain period, the joint annuitant will become entitled to receive the designated percentage of the Key Employee’s Pension (i.e. 50% to 100%) for 10 years if the joint annuitant is not the Qualified Spouse or for the life of the joint annuitant if the joint annuitant is the Qualified Spouse; and no further payments are made after the death of the joint annuitant. If the joint annuitant predeceases the Key Employee, or does not survive to the end of the Term Certain period, the Key Employee’s Pension is payable to a designated beneficiary until the end of the Term Certain period; and no further Pension or survivor payments are made after the end of the Term Certain period. The reduced benefit payable to the Key Employee plus the benefit payable to the joint annuitant plus the benefit paid to the beneficiary during the Term Certain Period will be the actuarial equivalent of the Life Annuity.
     (d) Actuarial Equivalent. For purposes of determining the “actuarial equivalent” forms of annuity payments under this Section 2.5, any such determination shall be based upon the RP 2000 White Collar Mortality Table and an interest rate of 6%. Notwithstanding the foregoing, the Administrator shall retain discretion to modify the foregoing interest rate and mortality table to the extent that it is necessary to assure that the optional forms of payment under Section 2.5 are actuarial equivalents, within the meaning of the Treasury Regulations
Section 1.409A-2(b)(2)(ii).
     2.6 Timing of Payments – Code Section 409A Compliance. Notwithstanding any provision of this Plan to the contrary, if the Key Employee is a “specified employee,” determined pursuant to procedures adopted by the Corporation in compliance with Section 409A of the Code, on the date of the Key Employee’s Termination of Employment and if any portion of the payments or benefits to be received by the Key Employee upon his Termination of Employment would constitute a “deferral of compensation” subject to Section 409A, then to the extent necessary to comply with Section 409A, amounts that would otherwise be payable pursuant to this Plan during the six-month period immediately following the Key Employee’s Termination of Employment will instead be paid or made available on the earlier of (x) the first business day of the seventh month after the date of the Key Employee’s Termination of Employment, or (y) the Key Employee’s death. Payment of such delayed amounts shall include interest at a rate equal to the prime rate as reported in the Wall Street Journal on the original Commencement Date. Any benefit payments that are scheduled to be paid more than six months after Key Employee’s Termination of Employment shall not be delayed and shall be paid in accordance with the schedule prescribed by Sections 2.3 and 2.5. If payment to the Key Employee must be delayed pursuant to the this Section 2.6 and if the Key Employee dies prior to the first business day of the seventh month after the Key Employee’s Termination of Employment, a lump sum payment of the withheld Pension payment, with interest, shall be paid as follows:
     (a) If the Pension was payable as a Life Annuity, payment shall be made to the Key Employee’s designated beneficiary (or if none, to the Key Employee’s estate).
     (b) If the Pension was payable as a Joint and Survivor Annuity, payment shall be made to the Key Employee’s joint annuitant. If the joint annuitant does not survive the Key Employee, payment shall be made to the Key Employee’s estate.
     (c) If the Pension was payable as a Term Certain Annuity, payment shall be made to the Key Employee’s beneficiary. If the beneficiary does survive the Key Employee, payment shall be made to the Key Employee’s estate.
     (d) If the Pension was payable as a Combination Joint and Survivor and Term Certain Annuity, payment shall be made to the Key Employee’s joint annuitant. If the joint annuitant does not survive the Key Employee, payment shall be made to the Key Employee’s beneficiary. If the beneficiary does not survive the Key Employee, payment shall be made to the Key Employee’s estate.
ARTICLE 3 — PLAN FUNDING
     3.1 Unfunded Plan.
     (a) The obligation under the Plan to provide the Key Employee or any other person with benefit payments hereunder constitutes the sole unsecured promise of the Corporation. Neither the Key Employee, nor any other person, shall have any rights whatsoever in or with respect to any funds or other assets owned or held by the Corporation (or any Affiliate thereof). The rights of the Key Employee or any other such person under the Plan are solely those of a general unsecured creditor of the Corporation.
     (b) Notwithstanding the provisions of paragraph (a), the Corporation will establish or participate in one or more trusts for the purpose of setting aside funds to provide for the payment of benefits under this Plan. Such trust or trusts may include a master trust or collective investment trust maintained by the Corporation in conjunction with this Plan. Notwithstanding any provision of the Plan to the contrary, no amounts shall be so transferred to a trust pursuant to the preceding sentence if, pursuant to Section 409A(b)(3)(A) of the Code, such amount would, for purposes of Section 83 of the Code, be treated as property transferred in connection with the performance of services. In accordance with the foregoing provisions of this Section, the assets of such trust or trusts shall at all times remain subject to the claims of the general creditors of the Corporation, except to the extent and at such time as any payment is made therefrom to the Key Employee or any other person under the Plan. Neither the Key Employee, nor any other person, shall have any rights whatsoever in or with respect to any such trust or the assets thereof. To the extent that the Corporation makes contributions to such a trust or trusts, such contributions may be invested in one or more investment funds thereunder as shall be agreed to between the Corporation and the Trustee.
ARTICLE 4 — ADMINISTRATIVE PROVISIONS
     4.1 Administrator. The Compensation Committee of the Board shall be the Administrator of the Plan.
     4.2 Powers and Authorities of the Committee. The Administrator shall have full power, authority, and discretion to interpret, construe and administer the Plan; and its interpretations and construction of the Plan shall be binding on all persons. The Administrator may delegate any of its powers, authorities, or responsibilities for the administration of the Plan to any person or committee so designated in writing by it. The Administrator may employ such attorneys, agents, and accountants as it may deem necessary or advisable to assist it in carrying out its duties hereunder. No officer or employee of the Corporation or member of the Board shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his own willful misconduct or lack of good faith. The Key Employee shall not participate in any action or determination regarding his own benefits payable under the Plan.
     4.3 Indemnification. In addition to whatever rights of indemnification an officer or employee of the Corporation, member of the Board, or other person to whom any power, authority, or responsibility is delegated pursuant to Section 4.2, may be entitled under the articles of incorporation, regulations, or by-laws of the Corporation, under any provision of law, or under any other agreement, the Corporation shall satisfy any liability actually and reasonably incurred by any such person or persons, including expenses, attorneys’ fees, judgments, fines, and amounts paid in settlement, in connection with any threatened, pending, or completed action, suit, or proceeding which is related to the exercise or failure to exercise by such person or persons of any of the powers, authority, responsibilities, or discretion provided under the Plan.
     4.4 Claims Procedure. Claims for benefits under this Plan shall be made in writing to the Administrator. If a claim for benefits is wholly or partially denied, the Administrator shall, within a reasonable period of time, but no later than 90 days after receipt of the claim, notify the Key Employee of the determination of the claim. Such notice (a) shall be in writing, and (b) shall contain (i) the specific reason or reasons for denial of the claim, (ii) a specific reference to the pertinent provisions upon which the denial is based, (iii) a description of any additional material or information necessary for the Key Employee to perfect the claim, along with an explanation why such material or information is necessary, and (iv) an explanation of the claims review procedure. If the Administrator fails to respond within 90 days, the claim is treated as denied.

     Within 60 days of the receipt by the Key Employee of the written notice of denial of the claim, the Key Employee may file a written request with the Administrator that it conduct a full and fair review of the denial of the Key Employee’s claim for benefits, including a hearing, if deemed necessary by the reviewing party. In connection with the Key Employee’s appeal of the denial of his benefit, the Key Employee may review pertinent documents and may submit issues and comments in writing.
     The Administrator shall deliver to the Key Employee a written decision on the claim promptly, but not, later than 60 days after the receipt of the Key Employee’s request for review, except that if there are special circumstances (such as the need to hold a hearing, if necessary) which require an extension of time for processing, the 60 day period shall be extended to 120 days. Such decision shall (a) be written in a manner calculated to be understood by the Key Employee, (b) include specific reasons for the decision, (c) contain specific references to the pertinent provisions of the Plan upon which the decision is based, (d) contain a statement that the Key Employee is entitled to receive, upon request and free of charge, reasonable access to relevant documents and other information, and (e) a statement of the Key Employee’s right to bring an action under Section 502(a) of ERISA.
ARTICLE 5 — AMENDMENT AND TERMINATION
     The Corporation reserves the right to amend or terminate this Plan at any time by action of the Board. It is the intention of the Corporation that, unless otherwise specifically provided for in the provisions that affect an amendment or termination of this Plan, an amendment or termination of this Plan shall not cause the terms of this Plan, or its operation, to be in violation of the provisions of Code Section 409A. Notwithstanding the foregoing provisions hereof, no amendment, restatement or termination of the Plan shall, without the consent of the Key Employee (or, after the Key Employee’s death, the Qualified Spouse, joint annuitant or beneficiary, as applicable), adversely affect the rights of the Key Employee to a benefit under the Plan (or, after the Key Employee’s death, the rights of the Qualified Spouse, joint annuitant or beneficiary, as applicable, to a benefit under the Plan.)
ARTICLE 6 — MISCELLANEOUS
     6.1 Non-Alienation of Benefits. No right or interest of the Key Employee, Qualified Spouse, joint annuitant or beneficiary under the Plan shall be anticipated, assigned (either at law or in equity), or alienated by the Key Employee, Qualified Spouse, joint annuitant or beneficiary, nor shall any such right or interest be subject to attachment, garnishment, levy, execution, or other legal or equitable process or in any manner be liable for or subject to the debts of the Key Employee, Qualified Spouse, joint annuitant or beneficiary. The Corporation shall not recognize any attempt by the Key Employee, Qualified Spouse, joint annuitant or beneficiary to alienate, sell, transfer, assign, pledge, or otherwise encumber his or her benefits under the Plan or any part thereof.
     6.2 Payment of Benefits to Others. If the Key Employee or his joint annuitant or beneficiary or the Qualified Spouse to whom a benefit is payable is unable to care for his or her affairs because of illness or accident, any payment due (unless prior claim therefor shall have been made by a duly qualified guardian or other legal representative) may be paid to the spouse, parent, brother, or sister, or any other individual deemed by the Administrator to be maintaining or responsible for the maintenance of such person. Any payment made in accordance with the provisions of this Section shall be made at the same time and in the same form as such payment would have otherwise been paid to the Key Employee, joint annuitant, beneficiary or Qualified Spouse, as applicable, and shall be a complete discharge of any liability of the Plan with respect to the benefit so paid.
     6.3 Plan Non-Contractual. Nothing herein contained shall be construed as a commitment or agreement on the part of the Corporation (or an Affiliate) to continue the employment of the Key Employee or to continue in effect any term or condition of such employment; and the Key Employee shall remain subject to discharge to the same extent as if the Plan had never been established.
     6.4 Taxation of Benefits. The Corporation may withhold from any amounts payable under this Plan all federal, state, city or other taxes as the Corporation is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Plan, the Corporation shall not be obligated to guarantee any particular tax result for the Key Employee, Qualified Spouse, joint annuitant or beneficiary with respect to any payments provided hereunder.
     6.5 Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any person, firm or corporation any legal or equitable right as against the Corporation, its officers, employees, or directors, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.
     6.6 Severability. The invalidity or unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted therefrom.
     6.7 Intention of Plan Design; Governing Law.
     (a) This Plan is intended to be an unfunded, nonqualified deferred compensation arrangement for a select group of management or highly compensated employees and therefore exempt from the provisions of Parts 2, 3 and 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
     (b) This Plan is intended to provide for the deferral of federal income taxation on the amounts deferred hereunder until paid to the Key Employee, Qualified Spouse, joint annuitant or beneficiary. Accordingly, this Plan is intended to provide that neither the Key Employee, nor any other person, shall have constructive receipt of income prior to the date that payment is made to the Key Employee or such other person, and is likewise intended to comply with the requirements of Section 409A of the Code. This Plan will be interpreted and administered in a manner consistent with this intent.
     (c) This Plan will be governed, controlled and determined in accordance with the applicable provisions of federal law and, to the extent not preempted by federal, the laws of the State of Ohio, without regard to the conflicts of law rules of such state.

     6.8 Successors. This Plan shall be binding upon and inure to the benefit of the Corporation, its successors and assigns and the Key Employee and his heirs, executors, administrators and legal representatives.
   *          *          *

PARK-OHIO INDUSTRIES, INC.

By:	/s/ Robert D. Vilsack

Title:	Secretary and General Counsel

Date:	March 10, 2008

EDWARD F. CRAWFORD — KEY EMPLOYEE

By:	/s/ Edward F. Crawford

Date:	March 10, 2008

EXHIBIT A
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
FOR
EDWARD F. CRAWFORD
Change in Control. For purposes of this Plan, a “Change in Control” shall have occurred when any of the following events occur:
     (a) Park-Ohio Holdings Corp. (“Holdings”) is merged, consolidated or reorganized into or with another corporation or other legal person, and immediately after such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock (as that term is hereafter defined) of Holdings immediately prior to such transaction;
     (b) Holdings sells, directly or indirectly, all or substantially all of its assets to any other corporation or other legal person, less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale are held in the aggregate by the holders of Voting Stock of Holdings immediately prior to such sale; or
     (c) Any person or two or more persons acting as a group (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”)), becomes the beneficial owner (as the term “beneficial owner, is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act), directly or indirectly, of securities representing 20% or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of Holdings (“Voting Stock”) other than Permitted Holders (as that term is hereinafter defined).
Notwithstanding the foregoing provisions of paragraph (c) of this Exhibit A, unless otherwise determined in a specific case by majority vote of the Board of Directors of Holdings, a “Change in Control” shall not be deemed to have occurred for purposes of the Plan solely because (i) Holdings, (ii) an entity in which Holdings directly or indirectly beneficially owns 50% or more of the voting securities or interest, or (iii) any Holdings-sponsored employee stock ownership plan or any other employee benefit plan of Holdings, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 20% or otherwise, or because Holdings reports that a change in control of Holdings has or may have occurred or will or may occur in the future by reason of such beneficial ownership.
“Permitted Holders” shall mean (i) Edward F. Crawford and Mathew V. Crawford, either of their spouses, lineal descendants, or the probate estate of any such person, (ii) any trust, so long as one or more of the foregoing is the beneficiary thereof, and (iii) any other corporation, partnership, limited liability company, or other similar entity, all of the shareholders, partners, members, or owners of which are any of the foregoing.